UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14C
(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No. __ )

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☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Brinker Capital Destinations Trust
(Name of Registrant as Specified in its Charter)

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BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS GLOBAL FIXED INCOME OPPORTUNITIES FUND

January 16, 2025

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT REGARDING RECENT SUB-ADVISER CHANGES

An Information Statement regarding recent sub-adviser changes related to the Destinations Global Fixed Income Opportunities Fund (the “Fund”), a series of Brinker Capital Destinations Trust (the “Trust”), is now available online for your review and information. We encourage you to access and review the Information Statement online, using the instructions included in this Notice.

We are not asking you for a proxy and you are not required to send us a proxy.

At an in-person meeting held on June 4-5, 2024, the Board of Trustees of the Trust (the “Board”) approved GLG Partners LP (the “Sub-Adviser”) as a sub-adviser to the Fund. The new Sub-Adviser has been allocated assets within the Fund by Orion Portfolio Solutions LLC d.b.a. Brinker Capital Investments (the “Adviser”), the Fund’s overall investment adviser. The Adviser will continuously monitor the new Sub-Adviser’s performance with respect to the allocated portion of the Fund’s assets, in addition to monitoring the Fund as a whole and the other sub-advisers within the Fund.

This Notice is being provided to you in lieu of a paper copy of the Information Statement, as permitted under the terms of an exemptive order granted to the Adviser and the Trust by the U. S. Securities and Exchange Commission.

This Notice presents only a brief overview of the changes. The online Information Statement provides more complete information. The Information Statement will be available on the Fund’s website at https://destinationsfunds.com/destinations-global-fixed-income-opportunities-fund/?table-name=share-class-i for at least 90 days after you receive this Notice.

A paper copy of the full Information Statement or other Fund related information may be obtained, without charge, by calling (877) 771-7979 or by writing to the Brinker Capital Destinations Trust, P.O. Box 2175, Milwaukee, WI 53201.

INFORMATION STATEMENT

BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS GLOBAL FIXED INCOME OPPORTUNITIES FUND

January 16, 2025

Dear Shareholder,

This Information Statement is being made available to shareholders of the Destinations Global Fixed Income Opportunities Fund (the “Fund”), a portfolio of Brinker Capital Destinations Trust (the “Trust”), to notify shareholders of a recent portfolio management change for the Fund. The Trust operates pursuant to an order of exemption from the U.S. Securities and Exchange Commission issued on March 16, 2017 (the “SEC Order”) that permits Orion Portfolio Solutions LLC d.b.a. Brinker Capital Investments (the “Adviser”), the investment adviser of the Fund, to enter into, change or terminate agreements with investment sub-advisers with the approval of the Trust’s Board of Trustees, but without obtaining Fund shareholder approval. As a condition of the SEC Order, the Adviser is required to make available to shareholders information about any new sub-adviser or new sub-advisory agreement and to notify Fund shareholders when the information becomes available.

We are not asking you for a proxy and you are not required to send us a proxy.

Please take a few minutes to review this Information Statement and thank you for investing in the Fund.

Sincerely,

/s/Brian Ferko
Brian Ferko
President & Chief Operations Officer
Brinker Capital Destinations Trust

DESTINATIONS GLOBAL FIXED INCOME OPPORTUNITIES FUND

Appointment of a New Sub-Adviser

At a meeting of the Board of Trustees (the “Board”) of Brinker Capital Destinations Trust (the “Trust”) held on June 4-5, 2024 (the “Meeting”), Orion Portfolio Solutions LLC d.b.a. Brinker Capital Investments (the “Adviser”) recommended and the Board, including all of the trustees who are not “interested persons” of the Trust (each an “Independent Trustee”) as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), approved GLG Partners LP (“GLG”) as a sub-adviser to the Destinations Global Fixed Income Opportunities Fund (the “Fund”).

Under the terms of the new sub-advisory agreement, GLG makes investment decisions for the portion of the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises, and administers the Fund’s investment program with respect to those assets.

Adviser’s Recommendation and the Board’s Consideration

The Adviser recommended GLG as a sub-adviser because it believes that GLG is suited to help the Fund meet its overall investment objective. GLG aims to maximize price appreciation and current income with strong risk-adjusted characteristics. GLG utilizes an active bottom-up and fundamental approach combined with thematic overlay, which enables access to different alpha sources and risk premia.

In considering GLG, the Board received written and oral information from the Adviser and GLG. The Board also met with representatives of the Adviser and GLG and considered information provided by GLG and the Adviser about GLG’s portfolio managers, investment philosophy, strategy and process, as well as other factors. In approving GLG as a sub-adviser to the Fund, the Board evaluated the information provided by the Adviser and GLG regarding: (i) the nature and quality of the services expected to be rendered to the Fund; (ii) the investment objectives and policies of each of the Fund and GLG’s strategy; (iii) the history, reputation, qualifications and background of GLG and its investment personnel and GLG’s financial condition; (iv) the performance record of GLG; and (v) other factors deemed relevant. The Board also reviewed the fees to be paid by the Adviser to GLG, including any benefits to be received by GLG in connection with soft dollar arrangements or other than from its sub-advisory fees. The Board used this information and other information it deemed relevant, in making its decision to approve GLG as a sub-adviser to the Fund and reached the following conclusions:

Nature, Extent and Quality of Services.

The Board concluded, based on the information provided by the Adviser and GLG, that the nature, extent and quality of the investment advisory services expected to be provided by GLG were adequate and appropriate in the context of (i) the experience and the qualifications of GLG and its investment personnel; (ii) GLG’s portfolio management and research resources to be applied in managing the portion of the Fund’s assets allocated to it; (iii) how GLG would complement the Fund’s existing sub-advisers; (iv) the adequacy and scope of GLG compliance program; and (v) the Adviser’s recommendation to engage.

Investment Performance.

The Board discussed with representatives of the Adviser the investment strategy to be employed by GLG in managing its portion of the Fund’s assets. In particular, the Board reviewed the performance of GLG’s investment strategy from 2019 through the most recent quarter of 2024, including against benchmark indexes. The Board also reviewed the performance of the investment strategy on an annualized basis over various time periods and market conditions and considered how certain sector exposures had contributed to recent performance. The Board took into account the Adviser’s experience and reputation in selecting, evaluating and overseeing investment advisers.

Sub-Advisory Fee, Expense Ratio and Economies of Scale.

The Board reviewed and considered the sub-advisory fee that, under the terms of the proposed sub-advisory agreement, would be payable by the Adviser to GLG, and, thus, should not directly impact the overall fees paid by the Fund. The Board concluded that the proposed fee payable to GLG by the Adviser with respect to the Fund’s assets to be allocated to GLG was reasonable and appropriate. The Board recognized that, because GLG’s fee would be paid by the Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. The Board received and considered a profitability analysis of the Adviser with respect to the addition of GLG as a sub-adviser for the Fund and determined that the Adviser’s profitability would not be excessive in light of the nature, extent and quality of the services to be provided to the Fund by the Adviser and GLG, noting in particular the existence of an ongoing contractual fee waiver that limits the total amount of advisory fees that may be retained by the Adviser to 44.4 basis points of the Fund’s assets. Similarly, the Board recognized that, because GLG’s fee would be paid by the Adviser, and not directly by the Fund, an analysis of economies of scale with respect to GLG was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. Accordingly, economies of scale with respect to GLG were not considered relevant at that time to the Board’s decision to approve the sub-advisory agreement with GLG. The Board also concluded that any other benefits that could be expected to accrue to GLG by virtue of its relationship with the Fund were reasonable.

Other Considerations.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, with the advice of Fund counsel, resolved to approve the sub-advisory agreement with GLG, having determined that the agreement would be in the best interests of the Fund.

Following the Board’s approval, the Adviser entered into a sub-advisory agreement with GLG, and GLG began managing the assets of the Fund allocated to it by the Adviser on December 13, 2024. The Adviser determined that the initial target percentage of the Fund’s assets allocated to GLG would be approximately 24%.

The New Sub-Advisory Agreement

The terms of the new sub-advisory agreement with GLG are substantially similar to the terms of the agreements with the other sub-advisers to the Fund, except for the sub-advisory fee rate payable by the Adviser to GLG.

Under the new sub-advisory agreement, GLG makes all investment decisions for the portion of the Fund’s assets allocated to it, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets. GLG discharges its responsibilities under the new sub-advisory agreement subject to the supervision of the Adviser and the Board and has agreed to do so in a manner consistent with the Fund’s investment objective, policies, and limitations. The new sub-advisory agreement is dated October 22, 2024 and has an initial term ending October 21, 2026. Thereafter, the continuance of the new sub-advisory agreement requires the annual approval of the Board, including a majority of the Independent Trustees.

For its services to the Fund under the sub-advisory agreement, GLG receives a sub-advisory fee based on the average daily net asset value of the assets of the Fund allocated to GLG. As a result of the addition of GLG as a sub-adviser to the Fund, the total sub-advisory fees paid by the Adviser with respect to the Fund increased by 3 basis points from 29 basis points to 32 basis points and the portion of the total advisory fee retained by the Adviser remained equal to 44.4 basis points. The total advisory fee retained by the Adviser continues to be limited by a contractual fee waiver pursuant to an agreement that shall remain in effect until June 30, 2025.

Additional Information about GLG

GLG is an English Limited Partnership that was initially founded in 2000 and is a wholly owned subsidiary of Man Investment Holdings Inc., a Delaware corporation. GLG is located at Riverbank House, 2 Swan Lane, London, United Kingdom EC4R 3AD and is registered as an investment adviser with the U.S. Securities & Exchange Commission. Listed below is the name and principal occupation of the portfolio managers responsible for the day-to-day management of the Fund’s assets allocated to GLG and GLG’s principal executive officers. The principal business address of each principal executive officer and portfolio manager, as it relates to their duties at GLG, is the same as that of GLG.

Name	Title
Robyn Grew	Chief Executive Officer, Man Group
Antoine Forterre	Chief Financial Officer, Man Group
Steven Desmyter	President, Man Group
Tania Cruickshank	General Counsel, Man Group
Eric Galip Burl	Head of Discretionary, Man Group
Katherine Elizabeth Squire	Chief Compliance Officer, Man Group
Anthony Cazazian	Head of Business Strategy, Discretionary, Man Group
Michael Scott, CFA	Lead Portfolio Manager and Head of Global High Yield and Credit Opportunities

Comparable Funds

GLG does not currently manage the assets of other investment companies or accounts having similar investment objectives and strategies as the Destinations Global Fixed Income Opportunities Fund.

Payments of Commissions to Affiliated Brokers

During the Fund’s most recently completed fiscal year ended February 29, 2024, the Fund did not pay any brokerage commissions to brokers who are affiliated persons of the Fund.

Purchases of GLG’s Securities by the Trustees

As of December 31, 2024, no Trustee of the Trust had purchased or sold any securities of the current or former parent entities of GLG.

There were no changes in ownership in 2024.

OTHER INFORMATION

Adviser

Orion Portfolio Solutions d.b.a. Brinker Capital Investments serves as the investment adviser to the Fund and is located at 17605 Wright Street, Omaha, Nebraska 68130.

Distributor

Foreside Fund Services, LLC, serves as the distributor to the Fund and is located at Three Canal Plaza, Suite 100, Portland, Maine 04101.

Administrator

Brown Brothers Harriman & Co. serves as the administrator to the Fund and is located at 50 Post Office Square, Boston, Massachusetts, 02110.

Householding

If you have requested a paper copy of this Information Statement, only one copy will be mailed to a single household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. To make changes to your householding arrangement, please contact the Fund by calling 1-877-771-7979 or by writing to the Fund at Brinker Capital Destinations Trust, P.O. Box 2175, Milwaukee, WI 53201.

Annual/Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report on the same website on which this Information Statement is available, or by calling 1-877-771-7979 or by writing to the Brinker Capital Destinations Trust, P.O. Box 2175, Milwaukee, WI 53201. Paper copies of such reports will be provided free of charge.